November 12, 2015 – 5:00pm EST

Air Industries Group (the "Company" or "Air Industries") Announces:
Results for Third Quarter 2015 and Conference Call

Hauppauge, NY -- (Marketwired –November 12, 2015 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, reports financial results for the three and nine months ended September 30, 2015.

“Our third quarter sales of $21 million continued a pattern of significant growth in revenue that began in the second quarter,” said Dan Godin, Chief Executive Officer of Air Industries Group, who continued, “We are also very happy to report that our ‘legacy businesses’ continued to enjoy increases in sales and this recovery accelerated in the third quarter. We anticipate that sales and EBITDA for the fourth quarter will be in the range of $24 to $25 million and $2 to $3 million respectively. While this is not as good as we had hoped, we are making significant investments in our businesses, including structural enhancements to certain facilities, building a strong business development team, upgrading machinery where necessary, and implementing the tools of lean manufacturing. I am confident that these improvements will lead to market expansion and the growth of our ‘legacy businesses’. Our businesses have terrific, (if historically under marketed), capabilities that are needed in the market place. In addition, our strategy of buying select, very small companies and transforming them is a good one, with manageable risk and very exciting upside. I am pleased that we were able, in Q3, to make two nice acquisitions late in the quarter, Compac Development Corp, and important new landing gear assets, both of which we expect to be accretive immediately.”

Financial Results for the Three Months Ended September 30, 2015:

For the three months ended September 30, 2015:

•	Consolidated net sales were $21,076,000, an increase of $5,922,000 or 39.1% compared to consolidated net sales of $15,154,000 for the comparable period last year.
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Consolidated gross profit was $4,178,000, or approximately 19.8% of sales for the three months ended September 30, 2015 compared to $3,557,000 or approximately 23.5% of sales for the comparable period last year.

•	Consolidated operating expenses were $4,152,000, an increase of $1,155,000 or 38.5% compared to $2,997,000 for the comparable period last year.

For three months ended September 30, 2015 consolidated operating income was $26,000, a decrease of $(534,000) or (95.4%) from $560,000 for the comparable period last year. Consolidated net income was $337,000, a decrease of $(43,000) or (11.3%) compared with $380,000 for the comparable period last year.

Diluted earnings per common share were $0.04 for three months ended September 30, 2015 a decrease of $(0.01) or approximately (20.0%) from $0.05 for the third quarter of 2014.

Financial Results for the Nine Months Ended September 30, 2015:

For the nine months ended September 30, 2015:

•	Consolidated net sales were $56,944,000, an increase of $12,977,000 or 29.5% compared to consolidated net sales of $43,967,000 for the comparable period last year.
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Consolidated gross profit was $12,444,000, or approximately 21.9% of sales for the nine months ended September 30, 2015 compared to $10,955,000 or approximately 24.9% of sales for the comparable period last year.

•	Consolidated operating expenses were $11,880,000, an increase of $2,971,000 or 33.4% compared to $8,909,000 for the comparable period last year.

For nine months ended September 30, 2015 consolidated operating income was $564,000, a decrease of $(1,482,000) or (72.4%) from $2,046,000 for the comparable period last year. Consolidated net income was $(160,000), a decrease of $(1,497,000) or (111.9%) compared with $1,337,000 for comparable period last year.

Diluted earnings per common share were $(0.02) for the nine months ended September 30, 2015 a decrease of $(0.22) or approximately (110.0%) from $0.20 for the comparable period last year.

Air Industries will host a conference call to discuss results for the third quarter of 2015 on Friday, November 13, 2015 at 9:00am EST.
•	Participants, United States of America: 888-430-8694
•	Conference Code: 142102

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine Engine Components.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and EBITDA, its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

EBITDA

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com